Exhibit 16.1

UHY LLP	uhy-us.com

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Host Digital Inc., (formerly known as Healthy Choice Wellness Corp.) under Item 4.01 of Form 8-K which we understand will be filed with the Securities and Exchange Commission on or soon after September 17, 2026 in regard to its change in auditors. We agree with the statements made regarding our firm contained in the paragraph within Item 4.01 “Dismissal of UHY LLP.” We have no basis to agree or disagree with other statements of Healthy Choice Wellness Corp. contained therein.

/s/ UHY LLP

Hudson, New York

September 17, 2026